Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-283728) of our report dated April 29, 2024 with respect to our audits of the consolidated financial statements of Lucas GC Limited and Subsidiaries as of December 31, 2022 and 2023 and for the two-year ended December 31, 2023, which is included in this Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

We were dismissed as auditors on August 28, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Form 20-F for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 31, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com